Exhibit 99.1

EL PASO PIPELINE PARTNERS ANNOUNCES QUARTERLY DISTRIBUTION OF $0.65 PER UNIT

Distributable Cash Flow Up 9 Percent From Second Quarter 2013

HOUSTON, July 16, 2014 - El Paso Pipeline Partners, L.P. (NYSE: EPB) today announced its second quarter cash distribution per common unit of $0.65 ($2.60 annualized) payable on Aug. 14, 2014, to unitholders of record as of July 31, 2014. This represents a 3 percent increase over the second quarter 2013 cash distribution per unit of $0.63 ($2.52 annualized) and is the same as the first quarter 2014 distribution.
Chairman and CEO Richard D. Kinder said, “EPB had a nice increase in distributable cash flow for the second quarter, up 9 percent from the same period last year to $141 million. Earnings before DD&A and certain items were $286 million compared to $285 million for the second quarter of 2013. Results included good performance at Colorado Interstate Gas Company (reflecting completion of the High Plains expansion project) and the benefit of EPB’s acquisition of Kinder Morgan, Inc.’s (KMI) interests in Ruby Pipeline, Gulf LNG and Young Gas Storage, effective at close of business April 30. These contributions were partially offset by previously announced rate case settlements that resulted in lower rates on Southern Natural Gas (SNG) and Wyoming Interstate Company (WIC) pipelines along with lower rates on contract renewals on WIC.”
EPB reported second quarter distributable cash flow before certain items of $141 million, up 9 percent from $129 million for the same period last year. Distributable cash flow per unit before certain items was $0.62 compared to $0.60 for the second quarter of 2013. Second quarter net income attributable to EPB before certain items was $131 million compared to $141 million for the same period last year. Net income was $131 million compared to $136 million for the second quarter of 2013.

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For the first six months of 2014, EPB generated distributable cash flow before certain items of $304 million compared to $298 million for the same period last year. Distributable cash flow per unit before certain items was $1.37 versus $1.38 for the first six months of 2013. Net income attributable to EPB before certain items was $304 million compared to $315 million for the first half of 2013. Net income was $304 million for the first two quarters compared to $310 million for the same period last year.
2014 Outlook
As previously announced, EPB expects to declare cash distributions of $2.60 per unit for 2014, a 2 percent increase over the $2.55 per unit it distributed for 2013.
Other News

•
In May, the Federal Energy Regulatory Commission (FERC) accepted a request by Gulf LNG Liquefaction Company (GLLC) to begin the environmental review process for a project to install LNG liquefaction and export facilities at its existing LNG regasification terminal near Pascagoula, Mississippi. GLLC recently entered into a memorandum of understanding with a third party to begin negotiations on a definitive liquefaction agreement. GLLC has also commenced work on a FERC-FEED study. The proposed project, which already has Free Trade Agreement (FTA) LNG export authority, would provide up to 10 million tonnes per year of LNG export capacity. An application to export to non-FTA countries is pending. Subject to obtaining sufficient commitments from potential customers and regulatory approval, construction could begin in June 2016, with initial exports of LNG occurring in 2019.

•
EPB previously announced the purchase from KMI of its 50 percent interest in Ruby Pipeline, 50 percent interest in Gulf LNG and 47.5 percent interest in Young Gas Storage, effective at the close of business April 30. The transaction, which was immediately accretive to EPB, had a value of approximately $2 billion, including $1.012 billion of proportionate debt at Ruby and Gulf LNG, resulting in an equity purchase price of $972 million, consistent with EPB’s budget. A portion of the transaction was funded with EPB common units issued to KMI, valued at approximately $97.2 million. The remaining equity purchase price was funded using proceeds from public equity and debt issuances, and borrowings under EPB’s revolving credit facility.

•
In the first quarter, subsidiaries of EPB and Shell filed a certificate application with the FERC for the Elba Liquefaction Project, seeking authority to construct and operate new natural gas liquefaction and export facilities at EPB’s Southern LNG Company’s (SLNG) natural gas terminal on Elba Island, near Savannah, Georgia. The project has already received FTA LNG export authority and an application to export to non-FTA countries is pending, although not a required prerequisite for the liquefaction contract with Shell. At full development, the Elba Liquefaction Project is expected to have total capacity of approximately 350 million cubic feet per day of natural gas (2.5 million tonnes per year of

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LNG). EPB’s investment in the liquefaction project and related facilities is approximately $1.3 billion. Subject to regulatory approvals, initial production from the project is expected to occur in late 2016 or early 2017.

•
Elba Express Company (EEC) and SNG continue to advance previously announced expansion projects to provide incremental natural gas transportation service to support the needs of customers in Georgia, South Carolina and northern Florida. Expansion capacity would also serve the proposed Elba Liquefaction Project.

◦
An open season on EEC in mid 2013 led to binding customer contracts for incremental capacity of approximately 800,000 dekatherms per day (Dth/d), which includes approximately 240,000 Dth/d contracted to SNG. In the first quarter, EEC submitted an application with the FERC requesting authorization to add north to south transportation capacity to accommodate these contract quantities. Pending regulatory approvals, EEC will begin phasing in service as early as June 2016. The expected capital expenditure for this expansion is approximately $190 million.

◦
SNG filed an application with the FERC in May to add approximately 240,000 Dth/d of new firm transportation capacity from its interconnection with EEC to certain zonal customers. The proposed approximately $86 million expansion project will provide shippers greater supply and market access, and will entail constructing interconnects, pipeline looping, a compressor station and additional improvements. Subject to regulatory approval, construction is anticipated to begin in the third quarter of 2015 with an expected in-service date of June 2016.

Financings

•
In May, EPB issued $600 million in senior notes and issued 7.82 million common units in a secondary offering raising approximately $255 million in gross proceeds (based on the day of the launch closing price). Also in May, EPB issued common units to KMI valued at approximately $97.2 million. The funds from these issuances of common units and senior notes transactions were used to partially fund its acquisitions from KMI.

•
EPB raised approximately $41 million in gross proceeds under its at-the-market equity program during the second quarter, bringing EPB’s total equity issuances to approximately $428 million through the first six months of the year.

El Paso Pipeline Partners (NYSE: EPB) is a publicly traded pipeline limited partnership. It owns an interest in or operates more than 13,000 miles of interstate natural gas transportation pipelines in the Rockies and the Southeast, natural gas storage facilities with a capacity of over 100 billion cubic feet and LNG assets in Georgia and Mississippi. The general partner of EPB is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the fourth largest energy company in North America with a combined enterprise value of approximately $110 billion. It owns an interest in or operates approximately 80,000 miles of

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pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the general partner interests of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP, Kinder Morgan Management, LLC (NYSE: KMR) and EPB. For more information please visit www.kindermorgan.com.
Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, July 16, at www.kindermorgan.com for a LIVE webcast conference call which will include a discussion of EPB’s second quarter earnings.

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and earnings before depreciation, depletion, amortization, or DD&A, and certain items, are presented in this news release. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder relative to unit price). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners’ pretax income before certain items and DD&A, less sustaining capital expenditures for EPB, plus DD&A less sustaining capital expenditures for our equity method investees Bear Creek, WYCO, beginning January 1, 2013 Elba Liquefaction, and beginning April 30, 2014 Ruby Pipeline, Gulf LNG, and Young Gas Storage plus certain other income and expenses, net (which primarily includes deferred revenue, non-cash AFUDC equity and other items). Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to

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our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses earnings before DD&A and certain items in its analysis of the performance and management of our business. We believe earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand our ability to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions and assessing our performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after adjusting for certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to earnings before DD&A and certain items. Earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to the partnership, which are specifically identified in the footnotes to the accompanying tables, from earnings before DD&A.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, operating income or any other GAAP measure. Distributable cash flow before certain items and earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although EPB believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in EPB’s reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law,

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EPB undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Media Relations	Investor Relations
Melissa Ruiz	(713) 369-9490
(713) 369-8060	km_ir@kindermorgan.com
melissa_ruiz@kindermorgan.com	www.kindermorgan.com

# # #

El Paso Pipeline Partners, L.P.
Preliminary Consolidated Statements of Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$353	$359	$735	$745
Costs, expenses and other
Operations and maintenance	60	58	105	109
Depreciation and amortization	54	47	107	95
General and administrative	19	22	39	42
Taxes, other than income taxes	22	23	44	44
	155	150	295	290
Operating income	198	209	440	455
Other income (expense)
Earnings from equity investments	14	3	17	6
Amortization of excess cost of equity investments	(6)	—	(6)	—
Interest expense, net	(76)	(76)	(149)	(151)
Other, net	1	—	2	—
Net income attributable to EPB	$131	$136	$304	$310

Calculation of Limited Partners' interest in net income attributable to EPB
Net income attributable to EPB	$131	$136	$304	$310
Plus: Severance costs allocated to General Partner	—	1	—	1
Less: General Partner's 2% interest allocation	(3)	(3)	(6)	(6)
Less: General Partner's incentive distribution	(55)	(47)	(107)	(92)
Limited Partners' interest in net income	$73	$87	$191	$213

Limited Partners' net income per unit
Net income	$0.32	$0.40	$0.86	$0.98
Weighted average units outstanding	227	217	222	216

Per unit cash distribution declared for the period	$0.65	$0.63	$1.30	$1.25

Notes:
Effective at the close of business on April 30, 2014, EPB acquired from KMI a 50% equity interest in Ruby Pipeline, an indirect 50% equity interest in Gulf LNG and an indirect equity interest of 47.5% in Young Gas Storage. Results related to these acquired equity method investments are included in "Earnings from equity investments" effective with the date of acquisition.

El Paso Pipeline Partners, L.P.
Preliminary Reconciliation of Distributable Cash Flow to Net Income
(Unaudited)
(in millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Earnings before DD&A, amortization of excess investments and certain items	$286	$285	$605	$602
DD&A and amortization of excess investments	60	47	113	95
Earnings contribution	226	238	492	507
General and administrative expense	(19)	(21)	(39)	(41)
Interest expense, net	(76)	(76)	(149)	(151)
Net income before certain items	131	141	304	315
Certain items
Non-cash severance costs (1)	—	(1)	—	(1)
SNG offshore assets hurricane repair costs	—	(2)	—	(2)
Sales and use tax reserve adjustment (2)	—	(2)	—	(2)
Sub-total certain items	—	(5)	—	(5)
Net Income	$131	$136	$304	$310
Plus: Severance costs allocated to General Partner (1)	—	1	—	1
Less: General Partner's 2% interest allocation	(3)	(3)	(6)	(6)
Less: General Partner's incentive distribution	(55)	(47)	(107)	(92)
Limited Partners' net income	$73	$87	$191	$213

Net income attributable to EPB before certain items	$131	$141	304	315
Less: General Partner's 2% interest allocation	(3)	(3)	(6)	(6)
Less: General Partner's incentive distribution	(55)	(47)	(107)	(92)
Limited Partners' net income before certain items	73	91	191	217
Depreciation and amortization (3)	81	47	134	95
Sustaining capital expenditures (4)	(10)	(10)	(16)	(15)
Other (5)	(3)	1	(5)	1
DCF before certain items - Limited Partners	$141	$129	$304	$298

Net income / unit before certain items	$0.32	$0.42	$0.86	$1.00
DCF / unit before certain items	$0.62	$0.60	$1.37	$1.38
Weighted average units outstanding	227	217	222	216

Notes ($ millions):

(1)
Represents the non-cash severance costs included in General and administrative expense allocated to EPB from El Paso as a result of KMI's acquisition of El Paso in May 2012. EPB does not have any obligation nor did EPB pay any amounts related to this expense.

(2)	Non-cash reserve adjustment related to periods prior to July 2012.

(3)	Includes EPB's share of equity investees' DD&A: 2Q 2013 - $0.2, YTD 2013 - $0.4, 2Q 2014 - $21.0 and YTD 2014 - $21.2.

(4)	Includes EPB's share of equity investees' sustaining capital expenditures: 2Q 2013 - $0.5, YTD 2013 - $1.5, 2Q 2014 - $3.7 and YTD 2014 - $4.6.

(5)	Includes deferred revenue and other non-cash items such as AFUDC equity and other items.

Transport Volumes (BBtu/d) (6)	8,316	7,969	8,481	8,470

(6)	Includes pipeline volumes for WIC, CIG, SNG, CPG, Elba Express and Ruby. Volumes for the acquired pipeline are included for all periods.

El Paso Pipeline Partners, L.P.
Preliminary Abbreviated Consolidated Balance Sheets
(Unaudited)
(in millions)

	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$50	$78
Other current assets	199	226
Property, plant and equipment, net	5,817	5,879
Investments	1,816	87
Regulatory assets and other assets	220	225
TOTAL ASSETS	$8,102	$6,495

LIABILITIES AND PARTNERS' CAPITAL
Liabilities
Current maturities of long-term debt	$41	$77
Other current liabilities	194	200
Long-term debt	4,742	4,171
Other	99	108
Total liabilities	5,076	4,556

Partners' capital
Accumulated other comprehensive income	1	10
Other partners' capital	3,025	1,929
Total partners' capital	3,026	1,939
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$8,102	$6,495

Total Debt, net of cash and cash equivalents (1)	$4,741	$4,178
EBITDA (2) (3)	$1,139	$1,113
Debt to EBITDA	4.2	3.8

	Twelve Months Ended
	June 30, 2014	December 31, 2013
Net Income	$604	$610
Certain items	—	5
Depreciation and amortization (3)	237	198
Interest expense, net	298	300
EBITDA	$1,139	$1,113

Notes ($ millions):
(1) Amounts reflect the gross debt balance before unamortized discount of $8 for each of the periods presented.
(2) Amounts represent the last twelve months and are before certain items.
(3) Includes add back of EPB's share of equity investees' DD&A, which was approximately $21.6 and $0.7 for the twelve months ended June 30, 2014 and December 31, 2013, respectively.